Exhibit 4.2

1998 INCENTIVE STOCK OPTION PLAN

FOR

GATEWAY HOLDING COMPANY, INC.

1. Purpose. The purpose of this Gateway Holding Company, Inc. 1998 Stock Option Plan (the “Plan”) is to encourage ownership of common stock, $1.00 par value, (“Common Stock”), of Gateway Holding Company, Inc. (the “Company”), a Texas corporation which controls Gateway National Bank, a national banking association (the “Bank”), by eligible key officers of the Company and the Bank and to provide increased incentive for such officers to render services and to exert maximum effort for the business success of the Company and the Bank. In addition, the Company expects that the Plan will further strengthen the identification of the officers with the Company’s shareholders.

2. Definitions. As used herein, the following terms shall have the meaning indicated:

“Board” shall mean the Board of Directors of Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as it now exists or may be amended from time to time.

(c) “Committee” shall mean those Disinterested Persons serving on the Compensation Committee of Company as its composition may change from time to time or the stock option committee appointed by the Board as set forth in Section 13 hereof if there be no then functioning Compensation Committee.

“Director” shall mean a member of the Board.

(e) “Disinterested Person” shall mean a person who, at the time he acts on the granting of any Option is not eligible, and within one year prior thereto has not been eligible, to receive, under this Plan or any other plan of the Company or any of its affiliates, Shares, options for Shares or any rights with respect to Shares pursuant to an incentive stock option plan as defined in Section 422 of the Code.

(f) “Fair Market Value” of a Share on any date of reference shall be the value determined in good faith by the Committee to be the then fair market value of a Share within the then meaning of fair market value under the Code. The determination of fair market value shall be made without regard to any applicable restrictions against the Share other than a restriction which, by its terms, will never lapse.

(g) “Incentive Stock Option” shall mean an option which is an incentive stock option as defined in Section 422 of the Code.

(h) “Optionee” shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

(i) “Plan” shall mean this 1998 Incentive Stock Option Plan for Gateway Holding Company, Inc.

(j) “Share(s)” shall mean a share or shares of the common stock, par value one dollar ($1.00) per share, of Company.

3. Effective Date and Termination Date. The effective date of the Plan is the date on which the Board adopts the Plan. At the next regular meeting of the shareholders of the Company following the effective date (which meeting shall occur within twelve months of the effective date), this Plan will be presented for consideration and approval by the shareholders of Company; however, if this Plan is not approved by the shareholders, this Plan shall terminate and all Options granted hereunder shall be immediately forfeited. The Plan shall terminate on the tenth anniversary of the effective date.

4. Shares and Options. Company may grant to Optionees from time to time Options to purchase an aggregate of up to Eighty Thousand (80,000) Shares from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. Every Option granted hereunder shall be an Incentive Stock Option.

5. Adjustment of Shares. (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

(i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of Company’s issued and outstanding Shares shall continue to be subject to being so optioned; and

(ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same proportion of Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

(b) The Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee’s sole discretion, such adjustments become appropriate and necessary by reason of any corporate transaction to cause the same proportion of Company’s issued and outstanding shares to remain subject to purchase pursuant to an Option at the same aggregate exercise price.

(c) Except as otherwise expressly provided in this Paragraph 5 or in Paragraph 10, the issuance by Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

(d) Following the merger of one or more corporations into Company, or any consolidation of the Company and one or more corporations in which Company is the surviving corporation the exercise of options under this Plan, subject to the provisions of Paragraph 10, shall, with appropriate adjustment, apply to the shares of the surviving corporation.

(e) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of Company to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business; (2) any merger or consolidation of Company; (3) any issue by Company of debt securities, or preferred or preference stock which would rank above the Shares subject to outstanding Options; (4) the dissolution or liquidation of Company; (5) any sale, transfer or assignment of all or any part of the assets or business of Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

6. Conditions for Grant of Options. (a) Each Option shall be evidenced by an option agreement which may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law (“the Option Agreement”). Optionees shall be those persons selected by the Committee who are full time employees of Bank or Company. No Option shall be granted to a Director unless such Director is also a full time employee of Bank or Company. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

(b) In granting Options, the Committee shall take into consideration the contribution the person has made or may make to the success of the Bank or Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of Bank or Company with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, relating an Option to achievement of specific goals established by the Committee or to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

(c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with Bank or Company. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to continuance of employment by Bank or Company.

(d) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

(e) Options may not be granted to employees who own directly and/or constructively pursuant to §424(d) of the Code stock possessing more than 10 percent of the total combined voting power of all classes of stock of Company, or of its parent or subsidiary, except pursuant to the restrictions set forth in Paragraphs 7 and 9. Any option granted under this plan shall be granted within 10 years from the effective date of this Plan.

(f) The aggregate Fair Market Value of the Shares, as determined in good faith by the Committee at the time an Option is granted, with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of Company and its parent a subsidiary corporations) shall not exceed $100,000.

7. Option Price. The option price per Share of any Option under this Plan shall be the price determined by the Committee, which price shall not be less than the Fair Market Value per Share at the time the Option is granted and which price, if an Option is granted to a person who directly or constructively owns more than 10% of the total combined voting power of all classes of Company’s shares, shall not be less than 110% of the Fair Market Value per Share at the time the Option is granted.

8. Exercise of Options. An Option shall be deemed exercised when (i) Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements which are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to Company of the amount which the Committee determines to be necessary for Company or Subsidiary employing the Optionee to withhold in accordance with applicable federal, state or local income tax withholding requirements, if any. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid solely (i) in cash, (ii) by certified or cashier’s check, (iii) by money order, (iv) with Shares (but with Shares only if permitted by any Option agreement or otherwise permitted by the

Committee in its sole discretion at the time of exercise), (v) using Shares to be issued pursuant to the exercise of an Option in payment for the remaining Shares to be issued by advising Company upon exercise to withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the sum of the exercise price (but only if permitted by an Option agreement or otherwise permitted by the Committee in its sole discretion at the time of exercise), or (vi) by a combination of the preceding; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value at time of surrender. Company, in its sole discretion, may lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder.

9. Exercisability of Options. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Paragraph 9. Options may be exercisable even though an Option granted earlier is outstanding.

(a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of ten (10) years from the date of grant of the Option nor shall any Option be granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Company which shall be exercisable by its terms after the expiration of five (5) years from the date of grant of the Option. The Option may be subject to earlier termination as provided in Paragraph 10.

(b) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option.

(c) In the event that an Option granted under this Plan shall have a vesting schedule, the Option shall provide that the Option shall become fully vested, notwithstanding such vesting schedule, concurrent with the issuance of a cancellation notice pursuant to Subparagraph 10(b) of this Plan.

10. Termination of Option Period. (a) Except as otherwise provided in this Plan, the unexercised portion of any Option shall terminate at such times and upon such conditions as the Committee shall provide in such Option.

(b) If provided in an Option, the Committee in its sole discretion may, by giving written notice (“cancellation notice”), cancel, effective upon the date of the consummation of any of the following corporate transactions, all or any portion of such Option which remains unexercised on such date:

(i) any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan) which has the result that shareholders of Company immediately before such transaction cease to own at least 51% of the voting stock of Company or of any entity which results from the participation of Company in a reorganization, consolidation, merger, liquidation or any other firm or corporation transaction;

(ii) a merger, consolidation, reorganization, liquidation or dissolution in which Company does not survive; or

(iii) a sale, lease, exchange or other disposition of all or substantially all of the property and assets of Company.

Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

(c) If provided in an Option, the Committee in its sole discretion shall have the power to cancel, effective upon the date determined by the Committee in its sole discretion, all or any portion of any Option which is then exercisable (whether or not accelerated by the Committee) upon payment to the Optionee of cash in an amount which, in the absolute discretion of the Committee, is determined to be equal to the excess of (i) the aggregate Fair Market Value of the Shares subject to such Option on the effective date of the cancellation over (ii) the aggregate exercise price of such Option.

(d) Subject to earlier termination pursuant to other provisions of this Plan, an Optionee’s option shall expire three months after termination of employment for reasons other than death or disability. Subject to earlier termination pursuant to other provisions of this Plan, an Optionee’s Option shall expire twelve (12) months after termination of employment due to permanent and total disability, as defined in Code Section 22(a) (3). If an Optionee should die while employed by the Bank, or its parent, subsidiary, or successor as defined in Section 425(a) of the Code, or within the three-month period after termination of employment, the person to whom the Optionee’s rights pass by will or the laws of descent and distribution, within one year after the Optionee’s death, may exercise, unless the Option has terminated pursuant to other provisions of this Plan, the Option for any of the Shares not previously exercised during employee’s lifetime. However, an Option may not be exercised to any extent by anyone after the expiration of the Option.

11. Transferability of Options. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution and that so long as an Optionee lives, only such Optionee (or his guardian or legal representative acting for Optionee or on Optionee’s behalf) shall have the right to exercise the Option.

12. Issuance of Shares. As a condition of any issuance of Shares under any Option, the Committee may obtain such agreements or undertakings or require such filings or opinions, if any, as the Committee may deem necessary or advisable to assure compliance with any applicable law or regulation including, but not limited to, the following:

(i) a representation, warranty or agreement by the Optionee to Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares;

(ii) a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates; and

(iii) a filing under, or an opinion of counsel satisfactory to Company that upon exercise the Optionee shall have complied with, the Bank Holding Company Act and the Changes in Bank Control Act, or any successor or similar act.

Share Certificates issued to Optionees who are parties to any shareholders agreement or any similar agreement shall bear the legends contained in such agreements.

13. Administration of the Plan. (a) The Plan shall be administered by those members of the Compensation Committee of the Board who are Disinterested Persons; provided, however, that if no Compensation committee is appointed and then acting, the Plan shall be administered by a stock option committee consisting of not less than three (3) members of the Board who are Disinterested Persons (the Compensation Committee or the stock option committee whichever then be acting is herein called the “Committee”). The Committee shall administer the Plan and shall make the determination as to the terms of Options and the persons to receive Options. Except for the powers set forth in Paragraph 14, the Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

(b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

(c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the written approval of a majority of the members of the Committee.

14. Amendment and Discontinuation of the Plan. The Board or the Committee, subject to the approval of the Board, may from time to time amend the Plan or any Option; provided, however, that [except to the extent provided in Paragraph 5] no such amendment may (a) without approval by the shareholders of Company increase the number of Shares reserved for Options or change the class of employees eligible to receive Options, (b) permit the granting of Options which expire beyond the maximum 10-year period described in Subparagraph 9(a), (c) extend the termination date of the Plan as set forth in Paragraph 3, or (d) have the effect of preventing the Options from being Incentive Stock Options; and provided, further, that [except to the extent provided in Paragraph 10] no amendment or suspension of the Plan or any Option issued hereunder shall, except as specifically permitted in any Option, substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

15. Interpretation. (a) If any provision of the Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

(b) This Plan shall be governed by the laws of the State of Texas.

(c) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.

(d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

16. Repurchase of Shares. An Option Agreement may contain, but shall not be required to contain, any provisions the Committee deems appropriate relating to the ownership of Shares acquired by exercise of the Option in case of the Optionees’ death, disability, retirement, voluntary termination by the employee or termination by the employer whether or not for cause.

17. Options Discretionary. The granting of Options under the Plan shall be entirely discretionary with the Committee and nothing in the Plan shall be deemed to give any employee any right to participate in the Plan or to receive Options.

18. Withholding. Each Option shall require the Optionee’s payment to Company of the amount which the Committee reasonably determines to be necessary for Company to withhold in accordance with applicable federal, state or local income tax withholding requirements or to make such other withholding arrangements as are satisfactory to the Committee prior to the delivery of any certificate or certificates for such Shares should it be determined for any reason that the exercise of the Option is a taxable transaction for Optionee subject to withholding.

19. Tax Compensation Bonus. An Option may provide, that upon an Optionee’s exercise of an Option, Company may pay such Optionee a tax compensation bonus in an amount to be determined at the time of such exercise.

Dated: July 9, 1998

Gateway Holding Company, Inc.